EXHIBIT 99.1

ADMINISTAFF ANNOUNCES THIRD QUARTER RESULTS

•	Net income increases 24% on 6% revenue growth
•	Paid worksite employee growth accelerates, increasing 3% sequentially
•	EBITDA increases 13% year over year

HOUSTON – Nov. 1, 2010 – Administaff, Inc. (NYSE: ASF), a leading provider of human resources services for small and medium-sized businesses, today reported results for the third quarter and nine months ended September 30, 2010.  For the third quarter, the company reported net income of $7.2 million, a 24.0% increase over the $5.8 million earned in the 2009 period.  Diluted earnings per share increased 21.7% to $0.28 from $0.23 in the 2009 period.

“These excellent results reflect our successful efforts to resume growth and increase profitability as our core business recovered from the economic downturn,” said Paul J. Sarvadi, Administaff chairman and chief executive officer.  “This success has provided a solid foundation from which to launch our adjacent business development strategy, and puts us in position to return to double-digit unit growth in 2011.”

Third Quarter Results

Revenues for the third quarter of 2010 increased 5.9% over the 2009 period due to a 5.1% increase in revenues per worksite employee per month, and a 0.8% increase in the average number of worksite employees paid per month.

Gross profit increased 3.6% to $73.7 million compared to the third quarter of 2009.  The average gross profit per worksite employee per month increased $7, or 3.2%, to $227 in the third quarter of 2010 from $220 in the 2009 period.  This increase was attributable to a higher surplus in our direct cost programs and approximately $4 associated with the company’s two recent acquisitions.

Operating expenses, which included incremental costs associated with the acquisitions, remained flat at $61.6 million compared to the third quarter of 2009.  Operating expenses per worksite employee per month declined 1.0% from $191 in the 2009 period to $189 in the 2010 period.

”Worksite employee growth has accelerated, increasing 2.9% sequentially during the third quarter, compared to a 2.3% sequential increase in the second quarter of 2010,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer.  “This acceleration was primarily driven by solid execution in service and sales, resulting in continuing record high levels of client retention and increasing sales momentum.”

Year-to-Date Results

For the nine months ended September 30, 2010, the company had net income of $14.7 million, or $0.56 per diluted share, compared to $19.4 million and $0.76 in 2009.   These results were primarily driven by fewer paid worksite employees during the 2010 period, due to the recent economic recession.

Administaff, Inc.

Year-to-date revenues were $1.3 billion, a 2.1% increase over the 2009 period.  Gross profit for the nine months ended September 30, 2010, decreased 3.9% to $217.7 million.  The average gross profit per worksite employee per month was $229 compared to $230 in the 2009 period.

Year-to-date operating expenses decreased 1.1% to $193.3 million.  On a per worksite employee per month basis, operating expenses increased 2.0% over the 2009 period.  As a result, operating income for the nine months ended September 30, 2010, was $24.4 million compared to $31.1 million in the 2009 period.

Working capital increased by $9.6 million during the first nine months of the year to $137.2 million at September 30, 2010.  During this period, EBITDA plus stock-based compensation totaled $42.6 million and the company returned $18.0 million to shareholders, including dividends of $10.1 million and share repurchases of $7.9 million.  In addition, the company received a scheduled return of $15.6 million in excess funding from its workers’ compensation program during the second quarter of 2010.

Administaff will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the fourth quarter and answer questions from investment analysts.  To listen in, call 877-651-0053 and use conference i.d. number 16399473.  The call will also be webcast at http://www.administaff.com.  To access the webcast, click on the Investor Relations section of the website and select “Live Webcast.”  The conference call script and company guidance will be available at the same website later today.  A replay of the conference call will be available at 800-642-1687, conference i.d. 16399473, for one week.  The webcast will be archived for one year.

Administaff is the nation’s leading professional employer organization (PEO), serving as a full-service human resources department that provides small and medium-sized businesses with administrative relief, big-company benefits, reduced liabilities and a systematic way to improve productivity.  The company also provides an array of additional products and services designed to improve business performance, including software solutions for time and attendance, expense reimbursement and performance management, as well as recruiting, background screening and retirement services, among others.  The company operates 51 sales offices in 24 major markets. For additional information, visit Administaff’s website at http://www.administaff.com.

Administaff, Inc.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions.  Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Administaff, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict.  In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers and other insurers, state unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate future acquisitions; and (x) an adverse final judgment or settlement of claims against Administaff.  These factors are discussed in further detail in Administaff’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Cash and cash equivalents	$207,930	$227,085
Restricted cash	39,661	36,436
Marketable securities	43,101	6,037
Accounts receivable	151,898	122,592
Prepaid insurance and other current assets	24,383	20,801
Income taxes receivable	—	2,692
Deferred income taxes	170	2,578
Total current assets	467,143	418,221

Property and equipment, net	76,354	81,174
Deposits	59,112	67,529
Other assets	23,598	9,546
Total assets	$626,207	$576,470

Liabilities and Stockholders’ Equity
Accounts payable	$2,194	$1,857
Payroll taxes and other payroll deductions payable	79,402	127,597
Accrued worksite employee payroll expense	163,453	93,138
Accrued health insurance costs	10,415	6,374
Accrued workers’ compensation costs	40,971	37,049
Other accrued liabilities	32,802	24,579
Income tax payable	682	—
Total current liabilities	329,919	290,594

Accrued workers’ compensation costs	54,291	52,014
Accrued other	1,730	—
Deferred income taxes	8,509	10,702
Total noncurrent liabilities	64,530	62,716

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	136,004	138,551
Treasury stock, cost	(129,111)	(135,712)
Accumulated other comprehensive income	44	3
Retained earnings	224,512	220,009
Total stockholders’ equity	231,758	223,160
Total liabilities and stockholders’ equity	$626,207	$576,470

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	Change	2010	2009	Change

Operating results:
Revenues (gross billings of $2.444 billion, $2.322 billion, $7.274 billion and $7.223 billion, less worksite employee payroll cost of $2.030 billion, $1.931 billion, $5.990 billion and $5.966 billion, respectively)	$414,146	$390,908	5.9%	$1,284,226	$1,257,199	2.1%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	340,460	319,807	6.5%	1,066,498	1,030,570	3.5%
Gross profit	73,686	71,101	3.6%	217,728	226,629	(3.9)%
Operating expenses:
Salaries, wages and payroll taxes	34,866	34,644	0.6%	108,558	108,940	(0.4)%
Stock-based compensation	1,970	2,184	(9.8)%	6,148	7,881	(22.0)%
General and administrative expenses	15,546	15,111	2.9%	47,674	47,111	1.2%
Commissions	2,889	2,807	2.9%	8,494	8,976	(5.4)%
Advertising	2,605	2,632	(1.0)%	11,180	10,057	11.2%
Depreciation and amortization	3,732	4,160	(10.3)%	11,266	12,599	(10.6)%
Total operating expenses	61,608	61,538	0.1%	193,320	195,564	(1.1)%
Operating income	12,078	9,563	26.3%	24,408	31,065	(21.4)%
Other income (expense):
Interest income, net	286	478	(40.2)%	744	1,415	(47.4)%
Income before income tax expense	12,364	10,041	23.1%	25,152	32,480	(22.6)%
Income tax expense	5,130	4,209	21.9%	10,501	13,097	(19.8)%
Net income	$7,234	$5,832	24.0%	$14,651	$19,383	(24.4)%
Diluted net income per share of common stock	$0.28	$0.23	21.7%	$0.56	$0.76	(26.3)%

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	Change	2010	2009	Change

Statistical data:
Average number of worksite employees paid per month	108,440	107,625	0.8%	105,603	109,306	(3.4)%
Revenues per worksite employee per month (1)	$1,273	$1,211	5.1%	$1,351	$1,278	5.7%
Gross profit per worksite employee per month	227	220	3.2%	229	230	(0.4)%
Operating expenses per worksite employee per month	189	191	(1.0)%	203	199	2.0%
Operating income per worksite employee per month	37	30	23.3%	26	32	(18.8)%
Net income per worksite employee per month	22	18	22.2%	15	20	(25.0)%

(1)	Gross billings of $7,513, $7,192, $7,653 and $7,342 per worksite employee per month, less payroll cost of $6,240, $5,981, $6,302 and $6,064 per worksite employee per month, respectively.

Administaff, Inc.

Administaff, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	Change	2010	2009	Change

Payroll cost (GAAP)	$2,030,006	$1,930,950	5.1%	$5,989,681	$5,965,854	0.4%
Less: Bonus payroll cost	105,674	91,375	15.6%	427,163	409,000	4.4%
Non-bonus payroll cost	$1,924,332	$1,839,575	4.6%	$5,562,518	$5,556,854	0.1%

Payroll cost per worksite employee (GAAP)	$6,240	$5,981	4.3%	$6,302	$6,064	3.9%
Less: Bonus payroll cost per worksite employee	325	283	14.8%	449	415	8.2%
Non-bonus payroll cost per worksite employee	$5,915	$5,698	3.8%	$5,853	$5,649	3.6%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Administaff management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended September 30,			Nine months ended September 30,
	2010	2009	Change	2010	2009	Change
Net income (GAAP)	$7,234	$5,832	24.0%	$14,651	$19,383	(24.4)%
Interest expense	—	2	(100.0)%	—	17	(100.0)%
Income tax expense	5,130	4,209	21.9%	10,501	13,097	(19.8)%
Depreciation and amortization	3,732	4,160	(10.3)%	11,266	12,599	(10.6)%
EBITDA	16,096	14,203	13.3%	36,418	45,096	(19.2)%
Stock-based compensation	1,970	2,184	(9.8)%	6,148	7,881	(22.0)%
	$18,066	$16,387	10.2%	$42,566	$52,977	(19.7)%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense.  Administaff management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Administaff, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies. Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Administaff includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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